Exhibit 99.1

Contacts:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

617-453-1336 or Jaren.Madden@infi.com

Christi Waarich

Senior Manager, Investor Relations

617-453-1363 or Christi.Waarich@infi.com

INFINITY ANNOUNCES ENROLLMENT OF 120TH PATIENT IN PHASE 2 DYNAMO™ STUDY

EVALUATING DUVELISIB IN INDOLENT NON-HODGKIN LYMPHOMA

– Topline DYNAMO Data Expected in the Third Quarter of 2016 –

Cambridge, Mass. – September 30, 2015 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that the 120th patient has been enrolled in DYNAMOTM, a Phase 2 study in patients with refractory indolent non-Hodgkin lymphoma (iNHL) evaluating the safety and efficacy of duvelisib an oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma. This enrollment achievement triggers a $130 million milestone payment from AbbVie Inc., Infinity’s global development and commercialization partner for duvelisib in oncology. Infinity expects to report topline data from DYNAMO in the third quarter of 2016.

“The completion of patient enrollment in DYNAMO represents a significant milestone for Infinity,” said Julian Adams, Ph.D., president, research and development at Infinity. “We are grateful for the support of the DYNAMO investigators, and most importantly the patients and their families, for their participation in this study. In addition, we would like to thank the Infinity and AbbVie teams for their hard work in ensuring completion of enrollment in this trial. We look forward to sharing topline DYNAMO data next year.”

“The duvelisib development program underscores our commitment to developing innovative treatment options for patients with hematologic malignancies, and completing patient enrollment in DYNAMO represents an important step toward advancing the duvelisib program,” stated Adelene Perkins, Infinity’s president and chief executive officer. “Additionally, the milestone payment provides Infinity with important financial resources as we continue to execute on our strategic development plans as we work with AbbVie to bring duvelisib to patients. Very few therapeutic options exist for patients with relapsed/refractory indolent non-Hodgkin lymphoma, and more oral therapies are needed.”

DYNAMO is a global, Phase 2 open-label, single-arm, monotherapy study of duvelisib (25 mg BID) in 120 patients with iNHL whose disease is refractory to rituximab and to either chemotherapy or radioimmunotherapy. The primary endpoint is overall response rate.

About the AbbVie Collaboration

Under the terms of the agreement announced in September 2014, Infinity received an upfront payment of $275 million from AbbVie Inc. and will receive a $130 million associated with the completion of patient enrollment for DYNAMO. Additionally, Infinity is eligible additional payments for the achievement of regulatory and commercial milestones. In the U.S., the companies will jointly commercialize duvelisib and will share equally in any potential profits. Outside the U.S., AbbVie will be responsible for the conduct and funding of commercialization of duvelisib, and Infinity is eligible to receive tiered double-digit royalties on net product sales.

About Duvelisib

Duvelisib is an oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, two proteins with predominantly non-overlapping roles known to support the growth and survival of malignant B-cells.[i] Preclinical data suggest that PI3K-delta signaling can lead to the proliferation of malignant B-cells, and both PI3K-gamma and PI3K-delta play a role in the formation and maintenance of the supportive tumor microenvironment.[ii] Duvelisib is the only investigational PI3K-delta,gamma inhibitor in Phase 3 clinical development and has the potential to be a first-in-class treatment for certain types of hematologic malignancies, or blood cancers. AbbVie and Infinity Pharmaceuticals, Inc. are jointly developing duvelisib in oncology.

Duvelisib is being evaluated in registration-focused studies, including DYNAMO™, a Phase 2 study in patients with refractory indolent non-Hodgkin lymphoma, DYNAMO+R, a Phase 3 study in patients with previously treated follicular lymphoma, and DUO™, a Phase 3 study in patients with relapsed/refractory chronic lymphocytic leukemia. Duvelisib is an investigational compound and its safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about: reporting topline data from the DYNAMO study in the third quarter of 2016; the receipt of milestone, royalty and other payments under the agreement with AbbVie; the therapeutic and commercial potential of duvelisib; and its ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 6, 2015, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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[i]	Winkler D.G., Faia K.L., DiNitto J.P. et al. (2013) PI3K-d and PI3K-g inhibition by IPI_145 abrogates immune responses and suppresses activity in autoimmune and inflammatory disease models. Chem Biol 20: 1-11.
[ii]	Peluso M., Faia K.L., Winkler D.G. et al. Duvelisib (IPI-145) Inhibits Malignant B-cell Proliferation and Disrupts Signaling from the Tumor Microenvironment through Mechanisms That Are Dependent on PI3K-d and PI3K-g. Blood (ASH Annual Meeting Abstracts) 2014: Abstract 328.